Exhibit 99.1

IDT CORP. APPOINTS ERIC COSENTINO TO ITS

BOARD OF DIRECTORS; ALAN CLAMAN TO ASSUME

ROLE WITH IDT’S ISRAEL OPERATIONS

Newark, NJ – February 16, 2007 – IDT Corporation today announced the appointment of Reverend Eric Cosentino to its Board of Directors. Rev. Cosentino replaces Alan Claman, who will be serving as a consultant to IDT with respect to its operations in Israel. IDT Corporation (NYSE: IDT, IDT.C) is a multinational corporation with operations in telecommunications and other industries.

Mr. Claman will assist the Company in analyzing and growing its operations in Israel, focusing on specific ventures and efficiency of operations as well as examining growth opportunities and new ventures. Mr. Claman founded and served as President of Aerospace International Sales until 1997. In accepting his new responsibilities, Mr. Claman has resigned his seat on IDT’s Board of Directors.

“We are constantly seeking new opportunities and ways to strengthen our company, and given the entrepreneurial environment combined with a strong and growing technology sector, we see opportunity in Israel,” said Jim Courter, IDT’s CEO. “We identified a need for additional input and an opportunity to benefit from the services of an experienced builder of businesses. From his service on our board, it quickly became apparent that we could better utilize Alan’s talents and experience in a more active position. Alan’s experience in developing businesses and finding successful opportunities will be invaluable to IDT in Israel.”

Alan Claman, 60, has been a consultant to the aviation industry since 1997. Mr. Claman serves as President and Director of Todah L’Tzahal, an Israeli charity he founded in 2001. He was previously in private law practice at The Law Offices of Alan Claman. Mr. Claman holds a B.A. in Economics from the University of California at Los Angeles and a J.D. from Harvard Law School.

“We welcome Rev. Cosentino to IDT’s Board,” said Marc J. Oppenheimer, President of Octagon Associates, Inc. and the lead independent director of IDT’s board. “Rev. Cosentino was a valued member of the Board of Directors of IDT Entertainment from its infancy through its growth and sale to Liberty Media. We look forward to his input and the perspective he will bring to the Board.”

The Reverend Eric Cosentino, 50, is Rector of the Episcopal Church of the Divine Love in Montrose, New York. He has also served on the Board of Directors of the Evangelical Fellowship Anglican Communion of New York.

About IDT

IDT Corporation is an innovative and opportunity seeking multinational company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets.

IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the company also provides a range of voice over Internet protocol (VoIP) communications services.

IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, receivables portfolio management and collection, ethnic food distribution, brochure distribution, and other initiatives.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Contact:

Gil Nielsen

Vice President,

Corporate Communications

973-438-3553

or

Yossi Cohn

Investor Relations

973-438-3858